UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

QuinStreet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Tower Lane, 6th Floor

Foster City, CA 94404

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 1, 2018, pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”) by and among QuinStreet, Inc. (“QuinStreet”), AmOne Corp. (“AmOne”) and Rod Romero (the “Seller”) entered into on October 1, 2018, QuinStreet acquired all of the issued and outstanding capital stock of AmOne from the Seller (the “Closing”).

The Share Purchase Agreement requires QuinStreet to pay (i) at Closing, approximately $20.3 million in cash, subject to certain closing adjustments as provided in the Share Purchase Agreement, including adjustments for cash, debt and net asset balance and (ii) up to $8.0 million in additional post-Closing payments, payable in equal semi-annual installments over a two year period, with the first installment payable six-months following the date of Closing.

The Share Purchase Agreement contains customary representations, warranties and covenants of QuinStreet, AmOne and the Seller. The parties have agreed to indemnify each other for certain breaches of representations, warranties and covenants.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Share Purchase Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business, or operational information about QuinStreet, AmOne, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Share Purchase Agreement are made only for purposes of the Share Purchase Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Share Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of QuinStreet, AmOne, or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Share Purchase Agreement which subsequent information may or may not be fully reflected in public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 1, 2018, QuinStreet completed the acquisition of AmOne. As a result of the Closing, AmOne became a wholly-owned subsidiary of the Company. Please refer to Item 1.01 above for addition information about the acquisition.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. The financial statements of AmOne required by Item 9.01(a) to this Current Report on Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information. The pro forma financial information required by Item 9.01(b) to this Current Report on Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description

2.1	Share Purchase Agreement between QuinStreet, Inc., AmOne Corp., and Rod Romero dated October 1, 2018.*

*

The schedules to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. QuinStreet will furnish copies of such schedules to the SEC upon its request; provided, however, that QuinStreet may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINSTREET, INC.

Date: October 5, 2018	By:	/s/ Gregory Wong
Gregory Wong
Chief Financial Officer and Senior Vice President

4